EXHIBIT 23.1

[LETTERHEAD OF MARCUM & KLIEGMAN LLP]

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Caprius, Inc.’s Post Effective Amendment No. 2 to Form SB-2 [File No. 333-124096] of  our report dated November 17, 2006, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audits of the consolidated financial statements of Caprius, Inc. as of September 30, 2006 and for the years ended September 30, 2006 and 2005, which report appears in the Prospectus, which is part of this Registration Statement.  We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

                /s/ Marcum & Kliegman LLP
                   Marcum & Kliegman LLP

New York, New York
July 19, 2007